Exhibit 99.1

Valentis, Inc.	Investor and Media Inquiries
Joe Markey	BPC Financial Marketing
(650) 697-1900 x369	John Baldissera
IR@valentis.com	(800) 368-1217

VALENTIS ANNOUNCES FAVORABLE INTERIM PHASE IIB ANALYSIS,
EFFICACY RESULTS ON COURSE FOR MID-YEAR

•              Interim analysis conducted by independent statisticians confirms placebo group assumptions are correct in VLTS 934 Phase IIb peripheral arterial disease trial.

•              Clinical trial to continue as planned.

•              Valentis projects sufficient cash reserves to complete the trial mid-year.

Conference call to be held at 4:00pm EDT, Wednesday, January 11, 2006

BURLINGAME, CA, January 10, 2006 – Valentis, Inc. (NASDAQ: VLTS) announced today favorable interim results in its VLTS 934 Phase IIb clinical trial in peripheral arterial disease (PAD). An interim analysis conducted by independent statisticians confirmed the VLTS 934 Phase IIb placebo group assumptions. The interim analysis was performed on a representative sample of patients receiving the placebo treatment. The trial of 148 patients is designed with an 80% chance of correctly identifying a statistically significant response between the treatment and placebo groups. The trial remains blinded to everyone associated with the trial and there was no impact on the type I error rate and no adjustments to the alpha-level for the final analysis are necessary. Valentis projects that it has sufficient cash reserves to complete the trial mid-year. Efficacy results are on course for mid-2006.

The trial is a randomized, double-blind, placebo-controlled Phase IIb trial of VLTS 934 versus a saline placebo in patients with the intermittent claudication form of peripheral arterial disease. This disease is a result of atherosclerosis in patients’ legs. Atherosclerosis is an inflammatory disorder of blood vessels that ultimately leads to the formation of atheroma or plaque in large blood vessels. This plaque impedes blood flow to tissues including the legs. The primary efficacy endpoint in the trial is improvement in exercise tolerance after 90 days with VLTS 934 versus a saline placebo.

VLTS 934 is a nonionic block copolymer known as a poloxamer. VLTS 934 appears to have a direct effect of repairing compromised cell membranes and reduces levels of specific mediators of inflammation. This reduction in specific mediators of inflammation would explain the improvement in blood flow and exercise tolerance seen in the prior Phase IIa clinical trial of VLTS 934.

“Peripheral arterial disease is a very large, growing and unsatisfied market. In our Phase IIa trial in a virtually identical patient population that was dosed and assessed in the same manner as the Phase IIb trial, VLTS 934 showed promising results,” commented Benjamin F. McGraw, III, Chairman, President & CEO. “Based on the prior safety data for VLTS 934, the significant improvements from baseline in all efficacy measures in the Phase IIa trial and this interim analysis, we believe the Phase IIb trial will be successful. To most efficiently develop and market this product, we have a goal to secure a development and marketing partner by the end of 2006.”

Valentis Conference Call

Valentis will be hosting a conference call and web cast on Wednesday, January 11, 2006 at 4:00 p.m. EDT to discuss the interim results of the Phase IIb clinical trial of VLTS 934.

What:             Valentis VLTS 934 Phase IIb Interim Analysis

When:            Wednesday, January 11, 2006 @ 4:00 p.m. EDT

Where:           The Investor Relations section of Valentis’ website (www.valentis.com)

How:               Live over the internet – Simply log on to the web at www.valentis.com.

Live via telephone – Simply dial 1-866-383-8108 (domestic) or 1-617-597-5343 (international) and use participant code #15498831.

Contact:         Joe Markey, 1-650-697-1900 ext. 369 or IR@Valentis.com

If you are unable to participate during the live web cast, the call will be archived at www.valentis.com until 5:00 p.m. EDT on Wednesday, January 18, 2006.

About Valentis

Valentis is a biotechnology company engaged in the development of innovative products for peripheral arterial disease (PAD), a large and unsatisfied market. PAD is due to chronic inflammation of the blood vessels of the legs leading to the formation of plaque, which obstructs blood flow. VLTS 934, the company’s lead product, is an anti-inflammatory drug in Phase II testing. The Company’s second product for PAD is the Del-1 angiogenic protein; a product, which the Company believes promotes the formation of new blood vessels. Valentis has developed a series of technologies, including gene delivery and expression technologies, and proprietary formulation and manufacturing technologies that allow the generation of novel therapeutics to treat a wide range of diseases. While Valentis is focusing its efforts on the development of novel peripheral arterial disease therapeutics, its technologies are being applied by its collaborators for the development of therapeutics to treat a variety of indications including infectious diseases and cancer.

Additional information about Valentis can be found at www.valentis.com.

Statements in this press release that are not strictly historical are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “projects,” “intends,” “anticipates,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Factors that could affect Valentis’ actual results include uncertainties related to the timing and costs of clinical trials including the anticipated trail completion, uncertainties related to projected cash reserves, uncertainties related to the results of clinical trials, its ability to obtain financing and additional capital, its ability to continue as a going concern, the early stage of product development and uncertainties related to product development. Further, there can be no assurance that Valentis will be able to develop commercially viable therapeutics for peripheral arterial disease, that any of Valentis’ programs will be partnered with pharmaceutical partners, that necessary regulatory approvals will be obtained or that any clinical trial, including Valentis’ Phase IIb VLTS 934 trial, will be successful. Actual results may also differ from those projected in forward-looking statements due to risks and uncertainties that exist in Valentis’ operations and business environments. The risks and uncertainties to which Valentis is subject are described more fully in Part I — Item 1. Business – Additional Factors That May Affect Future Results, and elsewhere in the Valentis Annual Report on Form 10-K and quarterly reports on Form 10-Q for the periods ended June 30, 2005 and September 30, 2005, respectively, as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.